Exhibit 99.1

Cyren Announces Global Reduction in Force; Liquidity Challenges

MCLEAN, VA – February 1, 2023 / Cyren (NASDAQ:CYRN), a provider of inbox security and threat detection solutions, today announced that, in response to current market conditions and associated challenges with raising additional capital, the Company approved a plan to reduce its workforce by approximately 121 employees, representing substantialy all of the Company’s workforce.

In the absence of additional sources of liquidity, management anticipates that the Company’s existing cash and projected cash flows from operations will not be sufficient to meet the Company’s working capital needs in the near term. The Company continues to assess all of its strategic options, including potential asset monetization or liquidation. In the event that the Company determines that its liquidity will not allow it to meet its obligations as they become due or that additional sources of liquidity will not be available, the Company may need to pursue options available under applicable insolvency laws, including winding up its operations.

About Cyren

Cyren (NASDAQ: CYRN) protects more than a 1 billion users around the world from sophisticated and emerging email-, malware-, and web-based cyber-attacks every day. Our embedded threat detection, threat intelligence and inbox security solutions help enterprise, service providers, and technology companies prevent breaches and eliminate countless hours of incident response. Learn more at www.cyren.com.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this communication constitute “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC, as well as other factors described from time to time in the Company's filings with the SEC. Such forward-looking statements are made only as of the date of this communication. The Company undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If it does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact

Brian Dunn

General Counsel

Cyren

brian.dunn@cyren.com